Exhibit 99.1

World Acceptance Corporation Reports Fiscal 2021 First Quarter Results

First quarter highlights:

  Net income of $15.5 million, an 80.2% increase from $8.6 million in Q1 of the prior year
  Net income per diluted share of $2.24, a 130.6% increase from $0.97 per share in Q1 of the prior year
  Gross loans outstanding of $1.07 billion, a 12.7% decrease from $1.22 billion at the end of Q1 of the prior year
  Total revenues of $123.9 million, a 10.5% decrease from $138.4 million in Q1 of the prior year
  COVID-19 related allowance build of $12.9 million, or 13.0%
  Increased demand and loan growth in June
  Amended credit facility to allow more repurchase flexibility

GREENVILLE, S.C.--(BUSINESS WIRE)--July 30, 2020--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first fiscal quarter and three months ended June 30, 2020.

Portfolio results

First quarter results and loan volumes continued to be impacted by the spread of COVID-19 and its related effects, including school and business closures and stay-at-home orders across many states in which we operate. Gross loans outstanding in the US, decreased to $1.07 billion as of June 30, 2020, a 12.7% decrease from the $1.22 billion of gross loans outstanding as of June 30, 2019. This is compared to a 15.1% increase for the comparable period ended June 30, 2019. While gross loans outstanding decreased during the months of both April and May 2020, it increased in June 2020 as customer demand began to stabilize.

Our customer base decreased by 14.4% year-over-year as of June 30, 2020, compared to 12.5% growth for the twelve months ended June 30, 2019. During the quarter ended June 30, 2020, the number of unique borrowers in the portfolio decreased by 14.0% compared to an increase of 5.6% during the quarter ended June 30, 2019.

First quarter refinance loan volume decreased 34.2% over the same quarter of the prior year, compared to a 9.8% increase in the first quarter of fiscal 2019 over the prior same period. First quarter former customer loan volume decreased 58.1% over the same quarter of the prior year, compared to a 6.7% increase in the first quarter of fiscal 2019 over the same quarter of the prior year. First quarter new customer loan volume decreased 74.1% over the same quarter of the prior year, compared to a 4.7% increase in the first quarter of fiscal 2019 over the same quarter of the prior year.

As of June 30, 2020, we had 1,240 branches open. For branches open throughout both quarterly periods, same store gross loans decreased 13.1% in the twelve months ended June 30, 2020, compared to a 13.8% increase for the same period ended June 30, 2019. For branches open in both quarterly periods, the customer base on June 30, 2020, decreased 15.3% year-over-year compared to a 11.0% increase for the twelve months ended June 30, 2019.

Three-month financial results

Net income for the first quarter of fiscal 2021 increased $6.9 million, or 80.2%, to $15.5 million compared to $8.6 million for the same quarter of the prior year. This includes a $4.6 million increase in provision expense for potential incremental losses related to the economic impact of COVID-19 on loans originated during the quarter. Net income per diluted share increased 130.6% to $2.24 per share in the first quarter of fiscal 2021 when compared to $0.97 per share for the same quarter of the prior year.

Earnings per share for the quarter benefited from our share repurchase program. The Company repurchased 326,298 shares of its common stock on the open market at an aggregate purchase price of approximately $19.4 million during the first quarter of fiscal 2021. This follows a repurchase of 1,520,679 shares in fiscal 2020 at an aggregate purchase price of approximately $197.4 million. The Company had approximately 6.8 million common shares outstanding excluding approximately 0.7 million unvested restricted shares as of June 30, 2020. Subsequent to quarter end, the Company amended its revolving credit facility to allow for $50 million in share repurchases in addition to 50% of cumulative consolidated net income. There is currently $74 million available for repurchase under the credit facility. The amendment also reduced minimum net worth to $325 million.

Total revenues for the first quarter of fiscal 2021 decreased to $123.9 million, a 10.5% decrease from the $138.4 million reported for the same quarter of the prior year. The revenues from the 1,184 branches open throughout both quarterly periods decreased by 17.8%. Interest and fee income declined 10.6%, from $122.9 million in the first quarter of fiscal 2020 to $109.9 million in the first quarter of fiscal 2021, primarily due to an decrease in average earning loans. Insurance and other income decreased by 9.8% to $14.0 million in the first quarter of fiscal 2021 compared to $15.5 million in the first quarter of fiscal 2020 primarily due to the decreased loan volume.

Accounts 61 days or more past due were 5.7% on a recency basis at June 30, 2020 and June 30, 2019. This is a decrease from 6.5% at March 31, 2020. Total delinquency on a recency basis decreased to 8.3% at June 30, 2020, compared to 9.4% at June 30, 2019, and 10.5% at March 31, 2020. Our allowance for loan losses compared to net loans was 14.2% at June 30, 2020, compared to 9.7% at June 30, 2019.

On April 1, 2020, the Company replaced our incurred loss methodology with a current expected credit loss ("CECL") methodology to accrue for expected losses. The provision for loan losses decreased $15.6 million, or 37.9%, to $25.7 million from $41.3 million when comparing the first quarter of fiscal 2021 to the first quarter of fiscal 2020. The fiscal 2021 provision includes a $4.6 million increase to the allowance for forecasted losses as a result of the economic impact of COVID-19 on loans originated during the quarter. This is in addition to an $8.3 million COVID-19 related increase to the allowance on April 1, 2020, to adjust forecast expected losses as required under CECL. The provision decreased during the quarter due to an overall decrease in loan volumes as well as an improvement in delinquency. Net charge-offs as a percentage of average net loans on an annualized basis increased from 16.3% in the first quarter of fiscal 2020 to 18.3% in the first quarter of fiscal 2021. The net charge-off rate is a lagging performance indicator and does not necessarily impact the provision for the quarter. The majority of charge-offs that occurred during the first quarter would have been provided for in previous periods.

The table below is updated to use the customer tenure based methodology that aligns with our CECL methodology. After experiencing rapid growth of the portfolio during the prior two years, primarily in new customers, the gross loan balance declined in the first quarter of 2021 as a result of the ongoing pandemic. As of June 30, 2020, $355 million of the total loan portfolio is with customers who have been with the Company less than two years, a 25.5% increase from the average of the fiscal years 2016-2018 portfolios, but a 17.2% decline from fiscal 2020. The tables below illustrate the changes in the weighting within the portfolio as well as the relative impact on charge-offs within the vintages over the last five years.

Gross Loan Balance By Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2015	$306,784,241	$747,548,697	$1,054,332,937
06/30/2016	$268,915,653	$717,099,178	$986,014,830
06/30/2017	$273,582,671	$708,115,010	$981,697,682
06/30/2018	$319,600,865	$743,073,086	$1,062,673,951
06/30/2019	$429,280,521	$793,478,014	$1,222,758,535
06/30/2020	$355,230,732	$712,723,042	$1,067,953,773

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2015	$(15,685,380)	$11,857,042	$(3,828,338)
06/30/2016	$(37,868,588)	$(30,449,519)	$(68,318,107)
06/30/2017	$4,667,019	$(8,984,167)	$(4,317,149)
06/30/2018	$46,018,194	$34,958,075	$80,976,269
06/30/2019	$109,679,656	$50,404,929	$160,084,584
06/30/2020	$(74,049,789)	$(80,754,973)	$(154,804,762)
Portfolio Mix by Customer Tenure at Origination
Period Ended	Less Than 2 Years	More Than 2 Years
6/30/2015	29.1%	70.9%
6/30/2016	27.3%	72.7%
6/30/2017	27.9%	72.1%
6/30/2018	30.1%	69.9%
6/30/2019	35.1%	64.9%
6/30/2020	33.3%	66.7%

The table below includes the charge-off rate of each vintage (the actual gross charge-off balance in the subsequent 12 months divided by the starting gross loan balance) indexed to the June 30, 2016, vintage.

Actual Gross Charge-off Rate During Following 12 Months; Indexed to 3/31/2016 Vintage
12 Months Beginning	Less Than 2 Years	More Than 2 Years	Total
6/30/2015	1.63	0.86	1.08
6/30/2016	1.50	0.81	1.00
6/30/2017	1.53	0.76	0.97
6/30/2018	1.62	0.75	1.01
6/30/2019	1.73	0.77	1.10

We continue to see that the increase in overall charge-off rate is primarily due to the increase in the weighting of the lower tenure portion of the portfolio, while the charge-off rates within the tenure buckets are within historical norms. We continue to expect the long-term value of these newly added customers to exceed our investment return threshold.

General and administrative (“G&A”) expenses decreased $10.1 million, or 12.4%, to $71.6 million in the first quarter of fiscal 2021 compared to $81.8 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses decreased from 59.1% during the first quarter of fiscal 2020 to 57.8% during the first quarter of fiscal 2021. G&A expenses per average open branch decreased by 14.7% when comparing the two fiscal quarters.

Personnel expense decreased $7.8 million, or 14.9%, during the first quarter of fiscal 2021 as compared to the first quarter of fiscal 2020. Salary expense decreased approximately $1.0 million, or 3.2%, when comparing the two quarterly periods ended June 30, 2020 and 2019. Our headcount as of June 30, 2020, decreased 7.0% compared to June 30, 2019, primarily driven by furloughs during the quarter. Benefit expense decreased approximately $2.3 million, or 22.3%, when comparing the quarterly periods ended March 31, 2020 and 2019, primarily as a result of decreased claims as well as decreases in headcount. Incentive expense decreased $7.1 million due to a decrease in share based compensation and a decrease bonuses paid to branch employees. The Company deferred $2.5 million less in origination costs under ASC 310 due to lower originations during the quarter which increased personnel costs.

Advertising expense decreased $3.5 million during the quarter. The Company anticipated lower demand as a result of COVID-19 during the quarter and reduced our marketing spend across all programs.

Interest expense for the quarter ended June 30, 2020, increased by $1.2 million, or 26.3%, from the corresponding quarter of the previous year. The increase in interest expense is due to a 40.0% increase in the average debt outstanding, from $279.2 million to $390.9 million for the quarters ended June 30, 2019 and 2020, respectively. The increase in average debt was partially offset by a reduction in the benchmark interest rate. The Company’s debt to equity ratio increased to 0.9:1 at June 30, 2020, from 0.6:1 at June 30, 2019. The Company had outstanding debt of $352.2 million as of June 30, 2020.

Other key return ratios for the first quarter of fiscal 2021 included a 3.4% return on average assets and a return on average equity of 8.2% (both on a trailing 12-month basis).

Other matters

As previously disclosed, we retained outside legal counsel and forensic accountants, upon receipt of an anonymous letter regarding compliance matters, to conduct an investigation of our operations in Mexico. The investigation focuses on the legality under the U.S. Foreign Corrupt Practices Act and certain local laws of certain payments related to loans, the maintenance of the Company’s books and records associated with such payments, and the treatment of compensation matters for certain employees. We voluntarily contacted the U.S. Securities and Exchange Commission ("SEC") and the U.S. Department of Justice (“DOJ”) in June 2017 to advise both agencies that an investigation was underway. We are committed to compliance with applicable laws and regulations and continue to cooperate fully with both the SEC and the DOJ.

There have been ongoing discussions with the SEC regarding the possible resolution of these matters. The discussions with the SEC have progressed to a point that the Company can now reasonably estimate a probable loss and has recorded an aggregate accrual of $21.7 million with respect to the SEC matters. As the discussions with the SEC are continuing, there can be no assurance that the Company's efforts to reach a final resolution with the SEC will be successful, or if they are, what the timing or terms of such resolution will be. The Company has no offer of settlement or resolution with the Department of Justice at this time.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,200 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit, but unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and helps them achieve their financial goals. In its last fiscal year, the Company helped more than 225,000 individuals improve their credit score out of subprime and deep subprime. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/36123. The call will be available for replay on the Internet for approximately 30 days.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: the ongoing impact of the COVID-19 pandemic; recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the SEC, DOJ, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory proceedings and litigation; developments in, and the outcome of, our ongoing investigation into certain transactions and payments in Mexico, including any legal proceedings or government enforcement actions which could arise out of the matters under review, and any remedial actions we may take in connection therewith; any determinations, findings, claims or actions made or taken by regulators or other third parties in connection with or resulting from our ongoing investigation or the SEC's formal order of investigation; the sale of our Mexico subsidiaries, including claims or litigation resulting therefrom; uncertainties associated with management turnover and the effective succession of senior management; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; risks relating to expansion; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2020, filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2020	2019
Revenues:
Interest and fee income	$109,860	$122,910
Insurance income, net and other income	14,007	15,532
Total revenues	123,867	138,442

Expenses:
Provision for loan losses	25,661	41,291
General and administrative expenses:
Personnel	44,622	52,459
Occupancy and equipment	13,182	13,356
Advertising	2,612	6,110
Amortization of intangible assets	1,816	955
Other	9,375	8,897
Total general and administrative expenses	71,607	81,777

Interest expense	5,562	4,403
Total expenses	102,830	127,471

Income before income taxes	21,037	10,971

Income taxes	5,527	2,363

Net income	$15,510	$8,608

Net income per common share, diluted	$2.24	$0.97

Weighted average diluted shares outstanding	6,928	8,866

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (unaudited and in thousands)

	June 30, 2020	March 31, 2020	June 30, 2019
ASSETS
Cash and cash equivalents	$9,960	$11,619	$9,759
Gross loans receivable	1,067,877	1,209,871	1,222,696
Less:
Unearned interest, insurance and fees	(273,593)	(308,980)	(320,728)
Allowance for loan losses	(112,687)	(96,488)	(87,353)
Loans receivable, net	681,597	804,403	814,615
Right-of-use asset	96,579	101,687	117,267
Property and equipment, net	25,369	24,761	25,767
Deferred income taxes, net	28,132	23,258	25,904
Other assets, net	25,594	28,548	16,491
Goodwill	7,371	7,371	7,239
Intangible assets, net	24,052	24,448	23,650
Assets held for sale	3,991	3,991	—
Total assets	$902,645	$1,030,086	$1,040,692

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$352,206	$451,100	$326,390
Income taxes payable	7,548	4,965	12,717
Lease liability	97,616	102,759	117,872
Accounts payable and accrued expenses	54,032	59,299	34,053
Total liabilities	511,402	618,123	491,032

Shareholders' equity	391,243	411,963	549,660
Total liabilities and shareholders' equity	$902,645	$1,030,086	$1,040,692

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED STATISTICS (unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2020	2019

Gross loans receivable	$1,067,877	$1,222,696
Average gross loans receivable (1)	1,113,530	1,173,917
Net loans receivable (2)	794,284	901,968
Average net loans receivable (3)	831,388	868,582

Expenses as a percentage of total revenue:
Provision for loan losses	20.7%	29.8%
General and administrative	57.8%	59.1%
Interest expense	4.5%	3.2%
Operating income as a % of total revenue (4)	21.5%	11.1%

Loan volume (5)	463,484	752,148

Net charge-offs as percent of average net loans receivable on an annualized basis	18.3%	16.3%

Return on average assets (trailing 12 months)	3.4%	7.5%

Return on average equity (trailing 12 months)	8.2%	12.1%

Branches opened or acquired (merged or closed), net	(3)	25

Branches open (at period end)	1,240	1,218
_______________________________________________________
(1) Average gross loans receivable have been determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.
(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.
(3) Average net loans receivable have been determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.
(4) Operating income is computed as total revenues less provision for loan losses and general and administrative expenses.
(5) Loan volume includes all loans generated by the Company. It does not include loans purchased through acquisitions.

Contacts

John L. Calmes, Jr.
Chief Financial and Strategy Officer
(864) 298-9800